Exhibit 99.1

RBC vs Flanagan Settlement Announcement

During the past eight months Dr. Patrick Flanagan and John Lloyd made adversarial claims against RBC in calls and emails to RBC Associates, recommending they purchase products from a competitor. Among their statements, they claimed that the amount of H- ions in RBC’s Microhydrin®, sold currently and in the past year, was low or absent. RBC responded with memos denying these claims and stating that Microhydrin® products have always contained the full labeled amount of silica hydride as shown by factory records, the quality control laboratory utilized by RBC on a regular basis, and independent physiological tests for antioxidants.

These and other actions resulted in litigation between the parties.

The claims made by Dr. Patrick Flanagan and John Lloyd were based, in part, on NMR tests conducted by different chemists, using different techniques, in different laboratories in an attempt to measure the amount of silica hydride (invented by Dr. Flanagan) present in products sold by RBC under the trade-name “Microhydrin®”, and similar products being manufactured and sold by and through Flantech Group. However, after consulting with the chemists involved, after carefully reviewing the different techniques and NMR methodologies utilized by the numerous laboratories involved, and after considering the widely varying and inconsistent test results the NMR tests have yielded, the parties have mutually concluded and agreed that these NMR tests results are inconclusive and unreliable, and could not be used to evaluate the silica hydride products tested.

In light of the foregoing, RBC, on the one hand, and Flanagan Technologies, G. Patrick Flanagan, M.D., Flantech Group and John Lloyd, on the other hand, have now agreed to withdraw their respective claims in regard to comparisons of the products of each party and/or with respect to interpretations of the widely varying NMR test results. The parties hereby request that all distributors also discontinue communicating any such comparisons and/or interpretations both now and in the future.

Additionally, Dr. Flanagan, Flanagan Technologies, Flantech Group and John Lloyd (Flanagan/Lloyd), on the one hand, and RBC on the other hand, have now agreed to rescind all their claims regarding comparisons of each other’s products, and all other adversarial claims made against each other made during the past eight months, and have also agreed not to disparage products or personnel of the other party in the future. They also agreed not to make unsolicited communications to known sales associates of the other.

Both parties have also agreed to rescind all the claims asserted against the other in the litigation and to enter into a full and complete settlement.

The parties hereby request that all distributors of products of the parties also discontinue communicating any disparaging claims or product comparisons.

The parties are pleased to announce this resolution of their differences, and believe that their decision to do so is in the best interest of all concerned, including because they jointly believe and are of the opinion that silica hydride is the world’s most potent anti-oxidant, and that their energies would best be spent in the promotion of their respective silica hydride products.